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                                                                     Exhibit 4.3


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS

                                       OF

                             13% SERIES B CUMULATIVE
                                 PREFERRED STOCK

                                       OF

                           COLOR SPOT NURSERIES, INC.

                             ----------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                             ----------------------

         Color Spot Nurseries, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article IV of its Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company by a meeting held on November 19, 2001 duly approved and adopted the following resolution (this "CERTIFICATE OF DESIGNATION") which resolution remains in full force and effect on the date hereof:

         RESOLVED, that the Board of Directors does hereby designate, create, authorize and provide for the issuance of 13% Series B Cumulative Preferred Stock (the "SERIES B PREFERRED STOCK"), par value $0.01 per share, with a liquidation preference of $100 per share (the "LIQUIDATION PREFERENCE"), consisting of one million (1,000,000) shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1. RANKING.

         The Series B Preferred Stock will rank pari passu in right of payment with the Company's Series B-1 Preferred Stock and will rank senior in right of payment to all other classes or series of Capital Stock of the Company, including the Company's Series A Preferred Stock, as to dividends and upon liquidation, dissolution or winding up of the Company.

2. DIVIDENDS.

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         (a) The holders of shares of Series B Preferred Stock shall be entitled to receive in parity with the Series B Preferred Stock and in preference to holders of all other Capital Stock of the Company, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series B Preferred Stock accruing at the rate of 13% of the Liquidation Preference per share per annum, (subject to increase as set forth in paragraph (b) below, payable quarterly in arrears on each March 15, June 15, September 15 and December 15 or, if any such date is not a business day, on the next succeeding business day (each, a "DIVIDEND PAYMENT DATE"), to the holders of record as of the next preceding March 1, June 1, September 1 and December 1 (each, a "RECORD DATE"). Upon an Increased Dividend
Triggering Event, dividends on the Series B Preferred Stock will accrue at the rate of 18% per annum of the Liquidation Preference thereof until such Increased Dividend Triggering Event is cured. Dividends shall be paid in cash, except that on each Dividend Payment Date occurring on or prior to June 15, 2003, dividends may be paid, at the Company's option, in cash or by the issuance of additional shares of Series B Preferred Stock (including fractional shares), having an aggregate Liquidation Preference equal to the amount of such dividends or, in the event the Company fails to pay any such dividends in cash or to issue any such additional shares of Series B
Preferred Stock, each certificate for Shares of Series B Preferred Stock shall, from and after a respective Dividend Payment Date, be automatically deemed to represent an additional number of shares of Series B Preferred
Stock (including fractional shares) having an aggregate Liquidation
Preference equal to the amount of such dividends due on such Dividend Payment Date with respect to such certificate. The Company may elect to delay the payment of cash dividends with respect to the September 15, 2003 Dividend Payment Date until October 1, 2003. The shares of Series B Preferred Stock issued as dividends will be duly authorized, validly issued, fully paid and non-assessable. The issuance of such additional shares of Series B Preferred Stock will constitute "payment" of the related dividend for all purposes of this Certificate of Designation. Dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis.

         (b) Upon:

             (i) the failure of the Company to satisfy any mandatory redemption or repurchase obligation with respect to the Series B Preferred Stock;

             (ii) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below in
Section 6 hereof;

             (iii) the failure of the Company to comply with any of the other covenants or agreements set forth in this Certificate of Designation (other than the payment of dividends) and the continuance of such failure for 30 consecutive days or more; or

             (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period

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provided in such Indebtedness on the date of such default (a "PAYMENT
DEFAULT") or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more (each of the events described in clauses (i), (ii), (iii) and (iv) being referred to herein as a "INCREASED DIVIDEND TRIGGERING EVENT");

then the cumulative preferential dividends of the Series B Preferred Stock will accrue at a rate of 18% of the Liquidation Preference per share per annum from the date of such Increased Dividend Triggering Event until such Increased Dividend Triggering Event is cured.

         (c) Dividends on the Series B Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall accrue to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Company shall take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series B Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

         (d) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series B Preferred Stock. At any time that any shares of Series B Preferred Stock are outstanding: (i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the Series B Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company ("JUNIOR SECURITIES")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities;
(ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries (other than the Series A Preferred Stock following or simultaneously with the completion of a Change of Control Offer); (iv) so long as no Increased Dividend Triggering Event or Preferred Triggering Event shall have occurred and be continuing, no repurchases shall be made by the Company of Capital Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon a written contract or plan, if the aggregate amount of such repurchase together with all previously made repurchases since the Issue Date would exceed $300,000; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

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3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its Capital Stock resulting in a distribution of assets to the holders of any class or series of the Company's Capital Stock (a "reduction or decrease in Capital Stock"), each holder of shares of the Series B Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series B Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in Capital Stock, before any distribution is made on any Junior Securities. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Series B Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in Capital Stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in Capital Stock.

4. REDEMPTION BY THE COMPANY.

         (a) On December 15, 2005 (the "MANDATORY REDEMPTION DATE"), the Company shall redeem (subject to the legal availability of funds therefor) each outstanding share of Series B Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Series B Preferred Stock. The Company shall take all actions required or permitted under the DGCL to permit such redemption.

         (b) The Series B Preferred Stock may not be redeemed at the option of the Company prior to December 15, 2002, except as set forth below. The Series B Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after December 15, 2002, at a price per share equal to the following redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends, if any, to the date of redemption if redeemed during the 12-month period commencing on December 15 of each of the years set forth below (the "Applicable Redemption Price"):

                        Year                Redemption Rate
                        ----                ---------------
                        2002                    105.25%
                        2003                    103.50%
                        2004                    101.75%


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         (c) In case of redemption of less than all of the shares of Series B
Preferred Stock at the time outstanding, the shares to be redeemed shall be selected PRO RATA or by lot as determined by the Company in its sole discretion.

         (d) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (including the Mandatory Redemption Date, the "REDEMPTION DATE"), by first class mail, postage prepaid, to all Holders of record of the Series B Preferred Stock at their last addresses as they shall appear on the books of the Company; PROVIDED, HOWEVER, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the Holder to whom the Company has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the Applicable Redemption Price; (iv) the number of shares of Series B Preferred Stock to be redeemed and, if less than all shares held by such Holder are to be redeemed, the number of such shares to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (vi) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified therein all shares called for redemption.

         (e) If notice has been mailed in accordance with Section 4(d) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the PRO RATA benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of the Holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holder thereof.

         (f) Any funds deposited with a bank or trust company for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

             (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

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             (ii) any balance of monies so deposited by the Company and unclaimed by the Holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

         (g) No Series B Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

         (h) Notwithstanding the foregoing provisions of this Section 4, unless the full cumulative dividends on all outstanding shares of Series B Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed.

         (i) All shares of Series B Preferred Stock redeemed pursuant to this
Section 4 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Series B Preferred Stock.

5. VOTING RIGHTS.

         (a) The Holders of record of shares of the Series B Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 5.

         (b) Upon the occurrence of a Preferred Triggering Event (as defined below), (1) holders of Series B Preferred Stock shall automatically have the right to elect a majority of the Company's Board of Directors and the size of the Board will be automatically increased to accommodate the new Series B directors, and the Company will be required to take all appropriate action to implement the foregoing (including, if necessary, calling a meeting of holders of Series B Preferred Stock); (2) the Series B Preferred Stock shall vote with the Company's Common Stock, together as a class, on all matters on which the Common Stock is entitled to vote other than with respect to the election of the Board of Directors; (3) each share of Series B Preferred Stock shall have, for the purposes of voting, the voting rights of such number of shares of Common Stock such that upon the occurrence of any Preferred Triggering Event, the Series B Preferred Stock shall at all times thereafter constitute a majority of the combined voting power of the Company; and (4) all Common Stock of the Company held by KCSN Acquisition Company, L.P or its successors, assigns or transferees shall be voted as directed by holders of a majority of the issued and outstanding Series B Preferred Stock pursuant to a proxy to be granted to the holders of Series B Preferred Stock by KCSN Acquisition Company, L.P which shall be binding upon its successors, assigns or transferees.

         A "PREFERRED TRIGGERING EVENT" occurs in the event that:

             (a) the Company fails to pay cash dividends on the Series B Preferred Stock when due;

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             (b) the Company fails to pay cash interest or principal on the
         New Notes (or other debt with an aggregate principal amount of $10,000 or more ranking PARI PASSU to the New Notes if such failure continues after any applicable grace period or, if there is no grace period specified, if such failure is not cured promptly but in no event more than three (3) days after the applicable holder of such indebtedness notifies the Company of such payment default and prior to any acceleration thereof) when due (at stated maturity or otherwise), except to the extent that such failure

                 (1) occurs prior to September 15, 2003, and

                 (2) is not continuing on or after September 15, 2003, and

                 (3)(A)(i) is the direct result of the implementation
             of a payment blockage by the lenders under the Credit Agreement pursuant to the subordination provisions of the New Notes (a "Payment Blockage Event") and (ii) occurs at a time when the Company's Consolidated Fixed Charge Coverage Ratio is greater than 1.0 for the most recently ended fiscal quarter, or (B) is a failure to pay the principal amount of the New Notes, together with any accrued and unpaid interest thereon, following an acceleration of the principal amount of the New Notes by the holders thereof solely as a result of an event described in clause (A) or an Event of Default (as defined in the Indenture) under the terms of the New Notes which (i) is based on failure to comply with the terms of any the covenants described in Sections 5.22, 5.23, 5.24 or 5.25 of the Indenture and (ii) has no basis other than the circumstances set forth in clause (i) of this clause (b)(3)(B);

             (c) the Company fails to pay principal, interest or any other amount due and owing under the terms of the Credit Agreement (or other debt ranking senior to the New Notes) and such failure continues after any applicable grace period; or

             (d) either:

                 (1) the Company, pursuant to or within the meaning of
             any Bankruptcy Law, commences a voluntary case or consents to the conversion of an involuntary case to a voluntary case, consents to the entry of an order or decree for relief against it in an involuntary case, consents to the appointment of a Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors, or admits in writing its inability generally to pay its debts as the same become due or approves or authorizes through the Board of Directors an action to approve or accomplish any of the foregoing;

                 (2) a court of competent jurisdiction appoints a
             Custodian of the Company or for all or substantially all of the property of the Company or enters an order or decree for relief under any Bankruptcy Law; or

                 (3) an involuntary case pursuant to or within the
             meaning of any Bankruptcy Law is commenced against the Company (other than an involuntary case initiated by the holders of the New Notes solely as a result of an Event of


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             Default in the Indenture under the terms of the New Notes which
             (A) is based on failure to pay cash interest or principal on the New Notes meeting each of the circumstances described in clauses (b)(1), (b)(2) and (b)(3) above and (B) has no basis other than the circumstances described in clauses (b)(1), (b)(2) and
             (b)(3) above).

         (c) At all times that the Series B Preferred Stock is outstanding, Holders of the Series B Preferred Stock shall have the right to elect one director to the Company's Board of Directors.

         (d) The Company shall not, without the affirmative vote or consent of the Holders of two-thirds (2/3) of the shares of Series B Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) unless a greater percentage is required by law, authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any obligation or security convertible into or evidencing the right to purchase any Parity Securities.

         (e) The Company shall not, without the affirmative vote or consent of the Holders of seventy-five percent (75%) of the shares of Series B Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) unless a greater percentage is required by law, authorize, create (by way of reclassification or otherwise) or issue any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Senior Securities.

         (f) Neither the Company nor its Subsidiaries shall, without the prior written consent of the Holders of two-thirds (2/3) of the shares of Series B Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose), unless a greater percentage is required by law: (1) consummate any transaction or series of related transactions that would constitute a Change of Control; (2) in a single transaction or series of related transactions, consummate an Asset Sale;
(3) sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person, (4) consummate any Asset Acquisition except pursuant to the terms of
Section 7(d) herein; or (5) engage in any Affiliate Transaction except pursuant to the terms of Section 7(e) herein.

         (g) Without the consent of each Holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Series B Preferred Stock held by a non-consenting Holder):

             (i) alter the voting rights with respect to the Series B Preferred Stock or reduce the number of shares of Series B Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

             (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Series B Preferred Stock or alter the provisions with respect to

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the redemption of the Series B Preferred Stock (except as provided above with respect to Section 6 hereof);

             (iii) reduce the rate of or change the time for payment of dividends on any share of Series B Preferred Stock;

             (iv) waive the consequences of any failure to pay dividends on the Series B Preferred Stock;

             (v) make any share of Series B Preferred Stock payable in any form other than that stated in this Certificate of Designation;

             (vi) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of Holders of Series B Preferred Stock to receive the Liquidation Preference and dividends on the Series B Preferred Stock;

             (vii) waive a redemption payment with respect to any share of Series B Preferred Stock (except as provided above with respect to Section 6 hereof); or

             (viii) make any change in the foregoing amendment and waiver provisions.

         (h) The Company in its sole discretion may without the vote or consent of any Holders of the Series B Preferred Stock amend or supplement this Certificate of Designation:

             (i)    to cure any ambiguity, defect or inconsistency;

             (ii) to provide for uncertificated Series B Preferred Stock in addition to or in place of certificated Series B Preferred Stock; or

             (iii) to make any change that would provide any additional rights or benefits to the Holders of the Series B Preferred Stock;

provided that any such amendment or supplement does not adversely affect the legal rights under this Certificate of Designation of any Holder.

         (i) The Series B Preferred Stock shall vote together with the
Series B-1 Preferred Stock as a single class on all matters upon which either series of New Preferred Stock is entitled to vote, provided, that the Series B-1 Preferred Stock shall not vote on any matters on which only the Series B Preferred Stock has the right to vote as specified herein.

6. CHANGE OF CONTROL.

         (a) Upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock will have the right to require the Company to repurchase all or any part (but not, in the case of any holder requiring the Company to purchase less than all of the shares of Series B Preferred Stock held by such holder, any fractional shares) of such holder's Series B Preferred Stock pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase (the "CHANGE OF CONTROL PAYMENT").

         (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Series B Preferred Stock.

         (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series B Preferred Stock as a result of a Change of Control.

         (d) Within 90 days following any Change of Control, the Company shall send, by first-class mail, a notice to each Holder stating:

             (i) that the Change of Control Offer is being made pursuant to this Section 6 and that all shares of Series B Preferred Stock tendered will be accepted for payment;

             (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE");

             (iii) that any share of Series B Preferred Stock not tendered will continue to accrue dividends;

             (iv) that, unless the Company fails to pay the Change of Control Payment, all shares of Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

             (v) that Holders electing to have any shares of Series B Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series B Preferred Stock, with the form entitled "OPTION OF HOLDER TO ELECT PURCHASE" which shall be included with the Notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

             (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series B Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing his election to have such shares purchased; and

             (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to PRO FORMA historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

         (e) On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all shares of Series B Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Series B Preferred Stock or portions thereof so tendered and (3) deliver or cause to be delivered to the Transfer Agent the shares of Series B Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series B Preferred Stock or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Series B Preferred Stock so tendered the Change of Control Payment for such Series B Preferred Stock, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Series B Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series B Preferred Stock surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         (f) Prior to complying with the provisions of this Section 6, but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Series B Preferred Stock required by this Section 6.

         (g) The Company will not repurchase or redeem any Series B Preferred Stock pursuant to this Section 6 prior to the Company's offer to repurchase the New Notes pursuant to the Change of Control covenants in the indenture governing the New Notes.

         (h) The Company shall not be required to make a Change of Control Offer to the holders of Series B Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 6 applicable to a Change of Control Offer made by the Company and purchases all shares of the Series B Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

7. CERTAIN COVENANTS.

         (a) RESTRICTED PAYMENTS. The Company and its Subsidiaries may not, directly or indirectly:

             (i) declare or pay any dividend or make any distribution in respect of any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries other than dividends or distributions payable (A) in Junior Securities of the Company that are not Disqualified Capital Stock or (B) to the Company or any Subsidiary;

             (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries or other Affiliates of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

             (iii) make any Investment (other than Permitted Investments); each of the foregoing actions set forth in clauses (i), (ii) and (iii) above being referred to as a "Stock Restricted Payment".

           Notwithstanding the foregoing, the provisions set forth above in the immediately preceding paragraph will not prohibit: (1) the payment of any dividend within 60 days after the date of the declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Certificate of Designation; (2) the acquisition of any Junior Securities of the Company solely in exchange for shares of Qualified Capital Stock of the Company,
(3) so long as no Increased Dividend Triggering Event or Preferred Triggering Event shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon a written contract or plan, in an amount not to exceed $300,000 in the aggregate, (4) the payment of cash dividends on the New Preferred Stock commencing with the first payment due on September 15, 2003, and (5) the repurchase of Series A Preferred Stock following or simultaneously with the completion of the Change of Control Offer.

     (b) INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "INCUR") any Indebtedness (other than Permitted Indebtedness).

     (c) MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company may not, without the prior written consent of holders of two-thirds (2/3) of the outstanding shares of the Series B Preferred Stock, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity.

     (d) ASSET ACQUISITIONS. Without the prior written consent of holders of two-thirds (2/3) of the outstanding shares of the Series B Preferred Stock, the Company shall not and shall not permit any of its Subsidiaries to, consummate any Asset Acquisition where the consideration for such Asset Acquisition is in excess of $ 1,000,000.

     (e) TRANSACTIONS WITH AFFILIATES.

           (i) Without the prior written consent of holders of two-thirds (2/3) of the outstanding shares of the Series B Preferred Stock, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "AFFILIATE TRANSACTION"), other than Affiliate Transactions permitted under paragraph (ii) below.

           (ii) The restrictions set forth in clause (i) above shall not apply to (A) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company (including customary provisions contained in employment agreements with executive officers of the Company) as determined in good faith by the Company's Board of Directors or senior management; (B) transactions exclusively between or among the Company and any of its

Wholly Owned Subsidiaries or exclusively between or among such Wholly Owned Subsidiaries, provided such transactions are not otherwise prohibited by this Certificate of Designation; (C) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of Series B Preferred Stock in any material respect than the original agreement as in effect on the Issue Date; (D) Stock Restricted Payments permitted by this Certificate of Designation; (E) the payments by the Company under that certain lease of its Richmond, California facility between the Company and M.F. Vukelich Co. dated as of December 1, 1995, as amended on December 13, 1995; and (F) the payments by the Company under that certain residential lease rental agreement and deposit receipt between the Company and Michael F. Vukelich, as guardian of Trisha Vukelich, dated as of December 13, 1995.

     (f) DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on or in respect of its Capital Stock; (ii) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or (iii) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (A) applicable law; (B) this Certificate of Designation; (C) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company; (D) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (E) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (D) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(D); or (F) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired.

     (g) LIMITATION ON CAPITAL STOCK OF SUBSIDIARIES. The Company will not permit any of its Subsidiaries to issue any Capital Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company.

     (h) REPORTS.

           (i) The Company will mail to holders of Series B Preferred Stock within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC REPORTS"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing). In the event the Company is not required or shall cease to be required to file SEC Reports and the Commission will not accept the filing of SEC Reports, so long as any shares of Series B Preferred Stock are outstanding, the Company will furnish copies of such SEC Reports to the holders of Series B Preferred Stock at the time the Company is required to make such information available to investors who request it in writing.

           (ii) The Company shall deliver to the Holders, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Certificate of Designation and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Certificate of Designation and is not in default in the performance or observance of any of the terms, provisions and conditions of this Certificate of Designation (or, if any such default shall have occurred, describing all such defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the Liquidation Preference of or dividends, if any, on the Series B Preferred Stock is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

           (iii) The Company shall, so long as any of the shares of Series B Preferred Stock are outstanding, deliver to the Holders, forthwith upon any Executive Officer of the Company becoming aware of any default under this Certificate of Designation, an Officers' Certificate specifying such default and what action the Company is taking or proposes to take with respect thereto.

     (i) CONFLICTS WITH BY-LAWS. If any provisions of the Company's By-laws conflict in any way with this Certificate of Designation, the Company shall, so long as any of the shares of Series B Preferred Stock are outstanding, take all necessary actions to amend such By-laws and thereby resolve the conflict.

8. PAYMENT.

     (a) All amounts payable in cash with respect to the Series B Preferred Stock shall be payable in United States dollars at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of dividends (if any) may be made by check mailed to the Holders of the Series B Preferred Stock at their respective addresses set forth in the register of Holders of Series B Preferred Stock maintained by the Transfer Agent, PROVIDED that all cash payments with respect to the Global Shares (as defined below) and shares of Series B Preferred Stock the Holders of which have given wire transfer instructions to the Company shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

     (b) Any payment on the Series B Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

     (c) The Company has initially appointed the Transfer Agent to act as the "PAYING AGENT." The Company may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, PROVIDED that until the Series B Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference and accrued dividends on the Series B Preferred Stock have been made available for payment and either paid or returned to the Company as provided in this Certificate of Designation, it shall maintain an office or agency in the Borough of Manhattan, The City of New York.

     (d) Dividends payable on the Series B Preferred Stock on any redemption date or repurchase date that is a Dividend Payment Date shall be paid to the Holders of record as of the immediately preceding Record Date.

     (e) All moneys and shares of Series B Preferred Stock deposited with any Paying Agent or then held by the Company in trust for the payment of the Liquidation Preference and dividends on any shares of Series B Preferred Stock which remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Company, and the Holder of such shares of Series B Preferred Stock shall thereafter look only to the Company for payment thereof.

9. OFFICERS' CERTIFICATE.

           Each Officers' Certificate provided for in this Certificate of Designation shall include:

     (a) a statement that the officer making such certificate or opinion has read such covenant or condition;

     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

     (c) a statement that, in the opinion of such officer, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

     (d) a statement as to whether or not, in the opinion of such officer, such condition or covenant has been satisfied.

10. EXCLUSION OF OTHER RIGHTS.

           Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and in the Certificate of

Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

11. AMENDMENTS.

           Except as expressly provided herein, this Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding New Preferred Stock, PROVIDED HOWEVER, that the provisions of Section 5 (d) and (f) and Section 7 (c), (d) and (e) shall not be amended without prior written consent of the holders of two-thirds (2/3) of the outstanding Series B Preferred Stock, PROVIDED FURTHER, that the provisions of
Section 5 (e), and Section 7 (a), shall not be amended without prior written consent of the holders of seventy-five percent (75%) of the outstanding Series B Preferred Stock.

12. HEADINGS OF SUBDIVISIONS.

           The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13. SEVERABILITY OF PROVISIONS.

           If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

14. FORM OF SECURITIES.

           The Series B Preferred Stock shall be issued in the form of registered definitive certificates ("CERTIFICATED SECURITIES"). Upon any such issuance, the Company shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

15. CERTAIN DEFINITIONS.

           Unless the context otherwise requires, the terms defined in this
Section 13 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

           "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, provided, that the Existing Bondholders and any affiliated entities to which they may transfer Capital Stock of the Company shall not be deemed to be Affiliates for purposes of this Certificate of Designation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

           "Affiliate Transaction" shall have the meaning provided in
Section 7(e).

           "Asset Acquisition" means, in a transaction or series of related transactions, (a) an Investment by the Company or any Subsidiary of the Company in any other Person, or the merger or consolidation of any Person with or into the Company or any Subsidiary of the Company, or (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person other than in the ordinary course of business.

           "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of (a) any Capital Stock of any Subsidiary of the Company; or (b) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000; (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets;" and (iii) sales of Permitted Investments described in clause (iii) or (vi) of the definition thereof.

           "Bankruptcy Law" means title 11, U.S. Code or any applicable bankruptcy, insolvency or similar federal or state law for the relief of debtors now or hereafter in effect.

           "Barcelo Consulting Agreement" means that certain Consulting and Noncompetition Agreement dated as of March 5, 1996 between Antonio Barcelo and the Company.

           "Barcelo Note" means that certain 8% Promissory Note dated March 5, 1996, issued by the Company to stockholders of Barcelo's Plant Growers, Inc.

           "Barcelo Obligations" means, collectively, the Barcelo Note and the Barcelo Consulting Agreement.

           "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

           "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

           "Business Day" means a day that is not a Legal Holiday.

           "Capital Expenditures" means, with respect to any Person, expenditures made or liabilities incurred by such Person for the acquisition of any fixed assets or improvement, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion Capital Lease Obligations.

           "Capital Lease Obligation" means, as to any Person, indebtedness of such Person represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

           "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

           "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia of any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

           "Catalyst Notes" means the Company's $12 million in principal amount of senior subordinated secured notes issued to Catalyst Equity Fund, L.P.

           "Certificate of Designation" means the Certificate of Designation, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions for the Series B Preferred Stock of the Company.

           "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in any one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holder(s) or SunAmerica Asset Management Corp., AIG Global Investment Corp., Ares Management, L.P., TCW/Crescent Mezzanine, LLC or the other Existing Bondholders or any combination of such entities and their respective Affiliates) shall become the owner, directly or indirectly, beneficially or of record, of more than 35% of the issued and outstanding shares of Capital Stock of the Company that is generally entitled to vote for the election of directors (other than the Series A Preferred Stock and the Series B Preferred Stock); or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of (A) the Credit Agent and Catalyst Equity Fund, L.P., (B) the holders of a majority of the issued and outstanding shares of Series B Preferred Stock or
(C) a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

           "Commission" means the Securities and Exchange Commission.

           "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

           "Consolidated" means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

           "Consolidated Adjusted Net Earnings" means, with respect to any Person for any fiscal period, the Consolidated net earnings (or loss) after the provision for income taxes, but before the deduction for non-cash preferred stock dividends, of such Person for such fiscal period of such Person, as reflected on the financial statements of such Person, but excluding (to the extent included in the calculation of Consolidated net earnings (or loss)): any gain or loss from asset dispositions (other than sales of inventory); any gain arising from any write-up of assets; the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Company or is merged into or consolidated with the Company; the income (or loss) of any Person (other than a subsidiary of the Company) in which the Company or any of its wholly-owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; extraordinary gains as defined under GAAP and extraordinary non-cash losses, net of the related tax effects; and non-cash gains or losses due to changes in GAAP.

           "Consolidated EBITDA" means, with respect to any Person, for any fiscal period, with respect to any fiscal period, the sum of such Person's and its Subsidiaries' Consolidated Adjusted Net Earnings plus amounts deducted in determining Consolidated Adjusted Net Earnings in respect of: (a) any provision for (or less any benefit from) income taxes whether current or deferred; (b) amortization and depreciation expense; (c) Consolidated Interest Expense for such period, all as determined in accordance with GAAP and (d) the lesser of
(i) the fees, costs and expenses incurred in connection with the issuance of the Securities, the entry by the Company into the Credit Agreement, the issuance of the New Preferred Stock and the transactions effected in connection therewith in the amounts, and for the fiscal periods, set forth in Attachment 1 to Exhibit
8.3 to the Credit Agreement (as in effect on the Issue Date) and (ii) the fees, costs and expenses actually incurred in connection with the issuance of the Securities, the entry by the Company into the Credit Agreement, the issuance of the New Preferred Stock and the transactions effected in connection therewith in the amounts and during the actual periods incurred.

           "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person for any fiscal period, the ratio of (i) Consolidated EBITDA for such period minus the income taxes payable in cash during such period minus non-financed Capital Expenditures for such period to Consolidated Fixed Charges.

           "Consolidated Fixed Charges" means, with respect to any Person for any fiscal period, scheduled principal payments and Consolidated Interest Expense required to be paid in cash by such Person and its Subsidiaries during such period with respect to any Indebtedness.

           "Consolidated Interest Expense" means, with respect to any Person for any fiscal period, the interest expenses payable in cash by such Person and its Subsidiaries for such period.

           "Credit Agent" means, at any time, the then acting administrative agent under the Amended and Restated Loan Agreement dated November 20, 2001, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as agent, which shall initially be Fleet Capital Corporation.

           "Credit Agreement" means, collectively, (i) the Amended and Restated Loan and Security Agreement dated November 20, 2001 by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), and (ii) the Catalyst Notes together with the related documents thereto (including, without limitation, any guarantee agreements and security documents) in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is permitted by the "Incurrence of Indebtedness" covenant above) or adding Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

           "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

           "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

           "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than in connection with a change of control, pursuant to a sinking fund obligation or otherwise), or is redeemable at the sole option of the holder thereof, on or prior to the mandatory redemption for the New Preferred Stock.

           "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

           "Exchange Offer" means the Company's offer to exchange their 10 1/2% Senior Subordinated Notes for the New Notes, Series B Preferred Stock and certain cash payments.

           "Existing Bondholders" means the holders of the Company's 10 1/2% Senior Subordinated Notes due 2007 immediately before giving effect to the exchange of such notes for the New Notes and the Series B Preferred Stock.

           "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Company delivered to the Trustee.

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

           "Heller Note" means that certain Amended and Restated 8% Subordinated Convertible Note due December 15, 2005.

           "Indebtedness" means with respect to any Person, without duplication,
(i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capital Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and excluding long-term, deferred purchase price obligations for trees, PROVIDED that such obligations for trees are not recorded as liabilities on such Person's balance sheet in accordance with GAAP),
(v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses
(i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and Interest Swap Obligations of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

           "Indenture" means the Indenture dated as of November __, 2001 by and among the Company and Bank of New York relating to the Company's 13% Senior Subordinated Notes due 2005.

           "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

           "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its

Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Common
Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition.

           "Issue Date" means the date of original issuance of the Series B Preferred Stock under this Certificate of Designation.

           "Legal Holiday" means a Saturday or Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

           "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

           "New Notes" means the Company's 13% Senior Subordinated Notes due
2005.

           "New Preferred Stock" means the Series B Preferred Stock and the Series B-1 Preferred Stock.

           "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

           "Oda Note" means that certain 9% Subordinated Promissory Note with a principal amount of $1,000,000 issued by the Company to the stockholders of Oda Nurseries, Inc.

           "Officers' Certificate" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

           "Old Credit Agreement" means that certain Loan and Security Agreement dated as of October 15, 1998 by and among Fleet Capital Corporation, individually as a lender and as agent, the Company as Borrower and other lenders party thereto, as amended from time to time.

           "Old Notes" means the $100,000,000 in principal amount of 10 1/2% Senior Subordinated Notes due 2007 issued by the Company.

           "Parity Securities" means any class or series of Capital Stock of the Company ranking on a parity with the Series B Preferred Stock.

           "Permitted Holder(s)" means KCSN Acquisition Company, L.P. and its Affiliates, Kohlberg & Company, LLC and its Affiliates, Kohlberg Management IV, LLC and its Affiliates, and Michael F. Vukelich and his Affiliates.

           "Permitted Indebtedness" means, without duplication, each of the following:

           (i) Indebtedness under the New Notes, the Subsidiary Guarantees of the New Notes and the Indenture;

           (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $85 million, less the amount of all mandatory principal payments actually made by the Company in respect of the Credit Agreement (excluding any such payments to the extent refinanced at the time of payment under a replacement of the Credit Agreement) and permanent commitment reductions required to be made and actually made pursuant to the covenant in the Indenture entitled " -Limitation on Asset Sales"(provided, that Indebtedness under the Credit Agreement may only be used to pay liabilities or make expenditures in the ordinary course of the Company's business (including to effect refinancings permitted pursuant to subsection (x) hereof) or in connection with the consummation of the Exchange Offer, the refinancing of the Old Credit Agreement, the Company's entry into the Credit Agreement (including issuance of the Catalyst Notes) and may not be used for any Asset Acquisition);

           (iii) Any Old Notes outstanding on the Issue Date, the Heller Note, the Oda Note and the Barcelo Obligations, in each case reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

           (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into and maintained to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Credit Agreement to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

           (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

           (vi) Indebtedness of a Wholly Owned Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Subsidiary of the Company (other than the Liens under the Credit Agreement); provided that if as of any date any Person other than the Company or a Wholly Owned Subsidiary of the Company owns or holds any such

Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

           (vii) Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the New Notes and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

           (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

           (ix) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

           (x) Indebtedness incurred to Refinance (x) any Senior Debt (other than Indebtedness incurred under the Credit Agreement) or (y) to the extent then due and payable, the Oda Note, or the Barcelo Obligations, in each case that does not (1) result in an increase in the aggregate principal amount of such Indebtedness as of the date of such Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness (A) with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (B) with a final maturity earlier than the final maturity of the Indebtedness being Refinanced, or (C) that is senior in term of payment to the Indebtedness that is being so Refinanced; PROVIDED that if such Indebtedness being Refinanced is solely Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company; and

           (xi) Indebtedness constituting Capital Lease Obligations (a) incurred in connection with Capital Expenditures or (b) incurred to Refinance any Indebtedness constituting Capital Lease Obligations outstanding on the Issue Date or incurred pursuant to clause (a), so long as (1) the Indebtedness incurred pursuant to this clause (b) is not materially more burdensome to the Company than the Indebtedness so Refinanced and (2) the aggregate principal amount at any time outstanding of Indebtedness incurred under this clause (b) (as reflected on a balance sheet prepared in accordance with GAAP) does not exceed the sum of (x) the aggregate amount of Capital Lease Obligations outstanding on the Issue Date plus (y) the amount of Indebtedness constituting Capital Lease Obligations incurred pursuant to clause (a); and

           (xii) additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding.

           "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Subsidiary of the Company; (ii) Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the New Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide hiring and relocation expenses not in excess of $300,000 at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the Indenture;
(vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with this Certificate of Designation;
(viii) notes received from management as payment for purchases of Capital Stock; and (ix) additional Investments by the Company or any Subsidiary of the Company in an aggregate amount, based on original cost, not to exceed $1,000,000 at any one time outstanding.

           "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

           "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

           "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

           "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, pre-pay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

           "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

           "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company or any Subsidiary, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the New Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (w) all monetary obligations of every nature of the Company under the Credit Agreement (or of any subsidiaries of the Company under any guarantee of the Company's obligations under the Credit Agreement), including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (x) all Interest Swap Obligations and (y) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation),
(iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of this Indenture provisions set forth in Section 5.12, (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, including the Heller Note and the Old Notes; PROVIDED, for the avoidance of doubt, that Indebtedness incurred pursuant to the Credit Agreement in accordance with clause (ii) of the definition of Permitted Indebtedness whether or not owed to an Affiliate of the Company shall be "Senior Debt" notwithstanding that a portion of such Indebtedness (the Catalyst Notes) is subordinated by its terms to the balance of such Indebtedness.

           "Senior Securities" means any class or series of Securities of the Company ranking senior to the Series B Preferred Stock with respect to dividends or upon liquidation.

           "Series A Preferred Stock" means the existing Series A Preferred Stock of the Company with a liquidation preference of $1,000 per share.

           "Series B Preferred Stock" means the Series B Preferred Stock of the Company issued pursuant to this Certificate of Designation.

           "Series B-1 Preferred Stock" means the Series B-1 Preferred Stock of the Company with a liquidation preference of $100 per share issued pursuant to the Series B-1 Preferred Stock Certificate of Designation.

           "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

           "Subsidiary Guarantee" means the guarantee of a Subsidiary Guarantor with respect to the Company's obligations under the New Notes and the Indenture.

           "Subsidiary Guarantor" means each existing and future Subsidiary of the Company that executes a Subsidiary Guarantee.

           "Transfer Agent" means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series B Preferred Stock.

           "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

           "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

           IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by _______________, ______________, and attested by ____________, its ___________, this ___ day of ________, 2001.


                                       COLOR SPOT NURSERIES, INC.



                                       By: _____________________
                                       Name:
                                       Title:



ATTEST:


By: _________________
Name:
Title: